INTERNATIONAL TOWER HILL MINES LTD.

Suite 1920 – 1188 West Georgia Street
Vancouver, BC, V6E 4A3

NOTICE OF 2008 ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the 2008 Annual General Meeting of INTERNATIONAL TOWER HILL MINES LTD. (the “Company”) will be held in the Main Boardroom, Suite 1920 - 1188 West Georgia Street, in the City of Vancouver, BC, on Tuesday, the 21st day of October, 2008 at the hour of 9:00 o’clock in the forenoon (Vancouver time) for the following purposes:

1.

TO receive the audited consolidated financial statements of the Company for the fiscal year ended May 31, 2008 (with comparative statements relating to the previous fiscal year), together with the report of the Auditors thereon;

2.

TO appoint Auditors and to authorize the directors to fix their remuneration;

3.

TO fix the number of directors of the Company at six (6) persons;

4.

TO elect the directors of the Company for the ensuing year;

5.

TO consider and, if thought fit, to pass an ordinary resolution approving amendments to the exercise price and term of certain incentive stock options held by insiders, all as more particularly described in the accompanying Information Circular;

6.

TO consider and, if thought fit, pass an ordinary resolution providing the required annual re-approval of the Company’s 2006 incentive stock option plan, as more particularly described in the attached Information Circular; and

7.

TO transact such further or other business as may properly come before the meeting and any adjournment or adjournments thereof.

Shareholders of the Company who are unable to attend the meeting in person are requested to complete, sign and date the enclosed Proxy and to mail it to or deposit it with Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.  In order to be valid and acted upon at the meeting, an executed Proxy must be received by Computershare prior to 9:00 a.m. (PDT) on Friday, October 19, 2008.

The Company has fixed the close of business on the 16th day of September, 2008 as the record date for the determination of shareholders who are entitled to receive notice of, and to vote at, the 2008 annual general meeting of shareholders.  The transfer books of the Company will not be closed.  Only shareholders of the Company of record as at that date are entitled to receive notice of and to vote at the meeting.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the meeting and is incorporated into this notice.

Please advise the Company of any change in your address.

DATED at Vancouver, British Columbia, this 16th day of September, 2008.

BY ORDER OF THE BOARD
“Jeffrey A. Pontius” (signed)
JEFFREY A. PONTIUS, President & CEO